Exhibit 99.1

P R E S S   R E L E A S E

Splunk Appoints Graham Smith as Chairman of the Board of Directors; Technology Executive Sri Viswanath Joins Board

Godfrey Sullivan and Thomas Neustaetter Announce June Retirement

SAN FRANCISCO — March 25, 2019 — Splunk Inc. (NASDAQ: SPLK), delivering actions and outcomes from the world of data, today announced that Graham Smith, former chief financial officer of Salesforce, has been appointed as its Chairman of the Board of Directors. Additionally, Sri Viswanath, chief technology officer (CTO) of Atlassian, has joined Splunk’s board of directors. Godfrey Sullivan and Thomas Neustaetter both also announced they will retire from the Splunk board following its meeting in June.

“Godfrey and Tom have led truly illustrious careers in the technology industry, and it is impossible to adequately thank them for their contributions to Splunk,” said Doug Merritt, President and CEO, Splunk. “I am excited to have Graham as our new board chair. His customer-first focus and vision for high growth at scale is core to our continued success. I am also thrilled to welcome Sri whose technology expertise is an invaluable addition to our strong and accomplished board.”

Graham Smith has served on the Splunk board of directors since 2011. He commented, “I am honored to chair the Splunk board and help lead the company through its continued growth. Our focus will be squarely on continuing to make Splunk customers and partners successful and ensuring the business is ready to deliver upon the tremendous opportunity ahead.”

Sri Viswanath is a proven technology leader with more than 20 years of experience. Prior to Atlassian, he served as CTO and senior vice president of engineering at Groupon, Inc. Before Groupon, he was vice president of research and development for mobile computing at VMware. Viswanath also held positions at Ning, Inc., Sun Microsystems and Siemens. He served on the board of directors of SendGrid prior to its acquisition by Twilio.

“Splunk is in a unique position as a technology company with a differentiated data platform that is central to trends impacting business today such as analytics, artificial intelligence and machine learning, cloud, cybersecurity, predictive IT and the Internet of Things,” said Viswanath. “I am honored to join the Splunk board and excited to contribute to its continued success.”

Godfrey Sullivan has served on the board of directors since 2008, as Chairman since 2011 and was President and CEO of Splunk from 2008 to 2015. As CEO, Sullivan and his leadership team led Splunk from $18 million in revenue to more than $600 million, and Splunk has grown to more than $1.8 billion in revenue today with Sullivan as Chairman.  He commented, “I want to thank our employees and customers for the most rewarding decade of my career. Congratulations to Graham - this is board succession done the right way.”

Splunk Inc. | www.splunk.com

Thomas Neustaetter has served on the board of directors since 2010 and was one of the earliest champions of Splunk - having invested in Series B and Series C funding rounds. He said, “I have thoroughly enjoyed being part of the Splunk board as it rose to become an industry leader. I believe we are yet to witness the company’s most remarkable achievements.”

About Splunk Inc.

Splunk Inc. (NASDAQ: SPLK) helps organizations ask questions, get answers, take actions and achieve business outcomes from their data. Organizations use market-leading Splunk solutions with machine learning to monitor, investigate and act on all forms of business, IT, security, and Internet of Things data. Join millions of passionate users and try Splunk for free today.

Splunk, Splunk>, Listen to Your Data, The Engine for Machine Data, Splunk Cloud, Splunk Light and SPL are trademarks and registered trademarks of Splunk Inc. in the United States and other countries. All other brand names, product names, or trademarks belong to their respective owners. © 2019 Splunk Inc. All rights reserved.

For more information, please contact:

Media Contact

Tom Stilwell

Splunk Inc.

press@splunk.com

Investor Contact

Ken Tinsley

Splunk Inc.

ir@splunk.com